Exhibit 99.1

01 February, 2008

CALGARY, ALBERTA -- (MARKET WIRE) --01/02/08 -- Kodiak Energy, Inc.
(OTCBB: KDKN.OB)and (TSXV:KDK)

("Kodiak" or the "Corporation") is pleased to announce that it has increased its working interest in the Lucy property to 80% .

These lands comprise 1920 gross acres and are highly prospective for the emerging Muskwa and Evie shale gas play, which is attracting major industry interest and is strongly supported by the British Columbia Government with attractive royalties.

Kodiak recently drilled and cased a well on this property. During the drilling, the well encountered several zones of interest and Kodiak elected to case the well. Testing will be required to evaluate the commercial viability of the property. The Muskwa formation had elevated gas readings and logs indicated a pay zone of up to 60 meters.

Kodiak will seek approval for a continuation to the lease based on these results.

Recent Crown land sales for shale gas mineral rights, adjacent to this acreage, have aggregated more than C$325 million, with certain individual bids exceeding $ 2,000 per hectare.

Last week, a major international oil/gas company said it will re-enter the natural-gas business in Western Canada with a $1-billion unconventional gas play in British Columbia. A US based major has also revealed that it spent $224-million in December buying up land in British Columbia.

Kodiak Energy, Inc is a Calgary based publicly traded oil and gas exploration and development company focused on creating a portfolio of North American assets that offer production opportunities and asset growth through exploration. Kodiak has lease holdings in Montana, southeastern Alberta, northeastern Alberta and high impact prospects located in the central Mackenzie River Valley of the Northwest Territories, Canada and in northeastern New Mexico.

This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements."  Actual results could differ materially from those projected in the Corporation's proposed oil and gas related business. The Corporation's business is subject to various risks, which are discussed in the Corporation's filings with the US Securities and Exchange Commission. The Corporation's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements.  Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Further information relating to Kodiak may be found on www.sedar.com and www.sec.gov as well as on Kodiak’s website at www.kodiakpetroleum.com.

The TSX Venture Exchange has not reviewed this news release and does not accept responsibility for the adequacy or accuracy of this release.

Contacts:
Kodiak Energy, Inc.
William Tighe, CEO
(403) 262-8044
Email: kodiakenergy@Gmail.com
Website: www.kodiakpetroleum.com